CHYRON REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER AND FIRST NINE MONTHS OF 2010

MELVILLE, N.Y., November 4, 2010 -- Chyron (NASDAQ:  CHYR), a leading provider of Graphics as a Service for on air, online, out of home, and mobile applications, today announced its financial results for the third quarter and nine months ended September 30, 2010.

Third Quarter 2010 Year-Over-Year Financial Highlights:

•	Revenues of $6.88 million were up 8%;
•	Operating Expenses of $5.43 million were down 1%;
•	Operating loss narrowed 39% to $0.67 million;
•	Net loss narrowed 43% to $0.48 million;
•	Loss per share, basic and diluted, reduced to $0.03 per share, a $0.02 per share improvement; and
•
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) plus non-cash share-based compensation expense (“Adjusted EBITDA”) significantly improved to break-even, from a $0.47 million loss in the prior year’s third quarter.  An explanation of management’s use of this measure of results and a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure of net income (loss) is set forth at the end of this press release.

Michael Wellesley-Wesley, Chyron President and CEO, commented, “We were more than encouraged about our quarterly results, particularly as our financials met or exceeded our internal projections."

"Operating expenses were down and both our operating loss and net loss narrowed considerably compared to the same quarter last year. Revenue showed single digit gains, an achievement on its own given that our customers have only started to emerge more fully from the protracted downturn that deeply impacted the sector for over two years. Most of our geographic markets also exhibited growth, including North and South America – with the most evident improvement being a 169% increase in Asia."

"What’s more, during the quarter, we aligned our strategic priorities to position Chyron to benefit from the opportunities that we see arising from a recovery in our customers' capital expenditure ("CapEx") spending. We continue to invest aggressively in sales and marketing, growing our customer facing team by 14% over the past year. This is in addition to our continued commitment to R&D which grew from 35 to 39 team members over the past year. We expect these investments to begin bearing fruit in the fourth quarter and continue into 2011, which we believe holds the potential for stronger revenue growth.”

“We are seeing media companies beginning to generate tangible and significant year-over-year revenue increases in TV, mainly due to political advertisements and the recovery in several core advertizing segments most notably automotive, and we believe this will follow through to CapEx budgets in 2011.”

Mr. Wellesley-Wesley concluded, “Since the fourth quarter of 2008, Chyron has been riding out the recessionary storm by improving its technology assets. We believe that we have weathered the storm and are now ready for liftoff. By all appearances, an inflection point was reached this quarter in the media markets we address, and what we have done, and continue to do, we believe readies us for the opportunities arising from the recovery.”

Third Quarter Financial Results

For the third quarter of 2010, total revenues were $6.88 million, an increase of 8% over revenues of $6.38 million for the third quarter of 2009.

Service revenues, which include revenues from the Company’s AXIS online graphics service, as well as hardware and software maintenance agreements, training and creative services, were $1.57 million for the quarter, a 24% increase over service revenues of $1.27 million for the prior year’s third quarter. Service revenues as a percentage of total revenues increased to 23% from 20% in the prior year’s third quarter.  Product revenues were $5.31 million for the third quarter, a 4% increase year-over-year.

Gross profit margin was 69% for both the third quarters of 2010 and 2009. Operating expenses of $5.43 million in the third quarter declined 1% from the prior year’s third quarter operating expenses of $5.48 million. Operating loss in the third quarter of 2010 narrowed significantly to $0.67 million, a 39% improvement over the operating loss of $1.10 million for the prior year’s third quarter. The decrease in operating loss is primarily the result of increased revenues, consistent gross profit margins and flat operating expenses.

Net loss for the third quarter of 2010 was $0.48 million, a 43% improvement over the $0.84 million net loss reported for third quarter of 2009.

Nine Month Results

For the nine months ended September 30, 2010, total revenues were $20.69 million, an increase of $2.26 million or 12% over the comparable prior year period.

Service revenues were $4.62 million, up $1.03 million or 29% over the prior year period.  Product revenues increased $1.23 million to $16.07 million, or 8%, year-over-year. Service revenues increased to 22% of total revenues from 19% of total revenues compared to the same period last year.

Gross profit margin increased to 70% from 68% in the year earlier period. Operating expenses of $16.22 million for the first nine months of 2010 were virtually unchanged from the $16.17 million reported for the prior year period. While for the first nine months of 2010 there was an operating loss of $1.81 million, this represents a $1.79 million or 50% improvement over the $3.60 million operating loss reported for the first nine months of 2009.

Net loss for the first nine months of 2010 was $1.85 million, a $0.96 million or 34% improvement over the $2.81 million net loss reported for the first nine months of 2009.

Conference Call and Webcast: Third Quarter Financial Results:

Chyron Corporation management will host a conference call on Thursday, November 4, 2010, at 10:00 a.m. Eastern time, to review the third quarter results. Participants using the telephone should dial 877-556-5248 (U.S. and Canada) or 720-545-0029 (International) and refer to passcode 21200107. Web participants are encouraged to go to either www.chyron.com or www.earnings.com at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. The replay numbers are 800-642-1687 (U.S. and Canada) or 706-645-9291 (International) and refer to passcode 21200107. The online archives will be available on both sites shortly after the conclusion of the call. Each replay will be available from 1:00 p.m. Eastern time on November 4 until December 2, 2010.

About Chyron

As a pioneer of Graphics as a Service for digital video media Chyron continues to define the world of digital and broadcast graphics with Web, Mobile, HD, 3D and newsroom integration solutions. Winner of numerous awards, including two Emmys, Chyron has proven itself as a leader in the industry with sophisticated graphics offerings that include Chyron's AXIS Graphics online content creation software, HD/SD switchable on-air graphics systems, clip servers, channel branding and telestration systems, graphic asset management and XMP integration solutions, and the award-winning WAPSTR mobile phone newsgathering application, as well as digital signage. For more information about Chyron products and services please visit the Company's websites at www.chyron.com, www.chytv.com and www.axisgraphics.tv. For the Company’s Investor Relations site, please visit www.chyron.com and click on Investors. (NASDAQ:  CHYR).

Special Note Regarding Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements relating to (i) our belief that economic conditions are improving in the digital and broadcast video industry as a whole, (ii) our view that we have positioned the Company to benefit from a recovery in our customers' CapEx spending, (iii) our expectation of stronger revenue growth beginning in the fourth quarter and continuing into 2011, (iv) our opinion that media companies are beginning to generate tangible and significant revenue increases in TV, which we believe will follow through to CapEx budgets in 2011, and (v) our expectation that, by improving the Company's technology assets, we will be able to take advantage of growth opportunities from what we view to be a recovery in the digital and broadcast video industry. These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: current and future economic conditions that may adversely affect our business and customers;

our revenues and profitability may fluctuate from period to period and therefore may fail to meet expectations, which could have a material adverse effect on our business, financial condition and results of operations; our ability to maintain adequate levels of working capital; our ability to successfully maintain the level of operating costs; our ability to obtain financing for our future needs should there be a need; our ability to incentivize and retain our current senior management team and continue to attract and retain qualified scientific, technical and business personnel; our ability to expand our AXIS online graphics creation solution or to develop other new products and services; our ability to generate sales and profits from our AXIS online graphics services, workflow and asset management solutions and Mobile Suite products; rapid technological changes and new technologies that could render certain of our products and services to be obsolete; competitors with significantly greater financial resources; new product and service introductions by competitors; expansion into new markets; and, other factors discussed under the heading "Risk Factors" contained in Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2009, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time. All information in this press release is as of the date of the release, and we undertake no duty to update this information unless required by law.

- Tables Follow -

CHYRON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Product revenues	$ 5,309	$ 5,113	$16,071	$14,840
Service revenues	1,575	1,268	4,621	3,592
Total revenues	6,884	6,381	20,692	18,432
Gross profit	4,760	4,374	14,408	12,572
Operating expenses:
Selling, general and administrative	3,754	3,603	11,220	10,629
Research and development	1,676	1,874	4,998	5,544
Total operating expenses	5,430	5,477	16,218	16,173
Operating loss	(670)	(1,103)	(1,810)	(3,601)
Interest and other income (expense), net	60	(32)	(55)	(45)
Loss before tax benefit	(610)	(1,135)	(1,865)	(3,646)
Income tax benefit	128	295	18	841
Net loss	$ (482)	$ (840)	$(1,847)	$(2,805)

Net loss per common share -
Basic and Diluted	$(0.03)	$(0.05)	$(0.12)	$(0.18)

Weighted average number of common and
common equivalent shares outstanding:
Basic and Diluted	15,994	15,788	15,946	15,736

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands)
	September 30,	December 31,
	2010	2009
Assets:
Cash and cash equivalents	$ 4,525	$ 5,238
Accounts receivable, net	4,854	3,477
Inventories, net	2,583	2,515
Deferred taxes	2,548	2,490
Other current assets	667	943
Total current assets	15,177	14,663
Deferred taxes	17,683	17,705
Goodwill and intangible assets, net	2,860	2,951
Other non-current assets	1,905	2,254
Total assets	$37,625	$37,573

Liabilities and shareholders' equity:
Current liabilities	$ 6,485	$ 5,862
Non-current liabilities	3,682	3,627
Total liabilities	10,167	9,489

Shareholders' equity	27,458	28,084
Total liabilities and shareholders' equity	$37,625	$37,573

The Company defines Adjusted EBITDA as GAAP net income (loss) plus net interest, income tax expense or benefit, depreciation, amortization and non-cash share-based compensation expense. These results are provided as a complement to results provided in accordance with GAAP because management believes this non-GAAP financial measure is a good indication of the Company's ability to generate cash that is or will be used in the business. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered a substitute for net income (loss) as a measure of performance.

RECONCILIATION OF ADJUSTED EBITDA TO NET LOSS (Unaudited)
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net loss	$ (482)	$(840)	$(1,847)	$(2,805)
Interest, net	14	23	45	37
Income tax benefit	(128)	(295)	(18)	(841)
Depreciation	232	226	690	620
Amortization	31	33	92	100
EBITDA	(333)	(853)	(1,038)	(2,889)
Share-based Expense	355	383	1,302	1,196
Adjusted EBITDA	$ 22	$ (470)	$ 264	$(1,693)

Source: Chyron Corporation

Investor Relations
KCSA Strategic Communications
Marybeth Csaby, 212-896-1236
Chyron@kcsa.com

Chyron Corporation
Jerry Kieliszak
Sr. Vice President & Chief Financial Officer
631-845-2011